EXHIBIT 5.2

                     SUB-ADVISORY AGREEMENT


     This SUB-ADVISORY AGREEMENT (the "Agreement") is entered into effective as of the _____ day of _______________, 1997, by and between BERGER ASSOCIATES, INC., a Delaware corporation ("Berger") and PERKINS, WOLF, MCDONNELL & COMPANY, a Delaware corporation ("PWM").

     WHEREAS, Berger has entered into an Investment Advisory Agreement (the "Advisory Agreement") with Berger Omni Investment Trust, a Massachusetts business trust (the "Trust") and an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to the Berger Small Cap Value Fund, a series of the Trust (the "Fund") pursuant to which Berger has agreed to provide investment advisory services with respect to the Fund; and

     WHEREAS, PWM is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended
(the "Advisers Act"); and

     WHEREAS, Berger desires to retain PWM to furnish investment advisory services with respect to the Fund, and PWM is willing to furnish such services;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Duties of PWM. Berger hereby engages the services of
             ------------- PWM as subadviser in furtherance of the Advisory Agreement. PWM agrees to perform the following duties, subject to the oversight of Berger and to the overall control of the officers and the Board of Trustees (the "Trustees") of the Trust:

             (a) PWM shall manage the investment operations of the Fund and the composition of its investment portfolio, shall determine without prior consultation with the Trust or Berger, what securities and other assets of the Fund will be acquired, held, disposed of or loaned, and shall direct Berger with respect to the execution of trades in connection with such determinations, in conformity with the investment objectives, policies and restrictions and the other statements concerning the Fund in the Trust's declaration of trust, as amended from time to time (the "Declaration of Trust"), bylaws and registration statements under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act"), the Advisers Act, the rules thereunder and all other applicable federal and state laws and regulations, and the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to the Fund as a regulated investment company;

             (b) PWM shall cause its officers to attend meetings and furnish oral or written reports, as the Trust or Berger may reasonably require, in order to keep Berger, the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund, the investment decisions of PWM, and the investment considerations which have given rise to those decisions;

             (c) PWM shall maintain all books and records required to be maintained by PWM pursuant to the 1940 Act, the Advisers Act, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, with respect to transactions on behalf of the Fund, and shall furnish the Trustees and Berger with such periodic and special reports as the Trustees or Berger reasonably may request. PWM hereby agrees that all records which it maintains for the Fund or the Trust are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act and the Advisers Act any records which it maintains for the Trust and which are required to be maintained under the 1940 Act and the Advisers Act, and further agrees to surrender promptly to the Trust or its designees any records which it maintains for the Trust upon request by the Trust; and

             (d)     At such times as shall be reasonably
requested by the Trustees or Berger, PWM shall provide the Trustees and Berger with economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and shall make available to the Trustees and Berger any economic, statistical and investment services normally available to similar investment company clients of PWM.

             (e) PWM will provide to Berger for regulatory filings and other appropriate uses materially accurate and complete information relating to PWM as may reasonably be requested by Berger from time to time and, notwithstanding anything herein to the contrary, PWM shall be liable to Berger for all damages, costs and expenses, including without limitation reasonable attorneys' fees (hereinafter referred to collectively as "Damages"), incurred by Berger as a result of any material inaccuracies or omissions in such information provided by PWM to Berger; provided, however, that PWM shall not be liable to the extent that any Damages are based upon inaccuracies or omissions made in reliance upon information furnished to PWM by Berger.

     2. Further Obligations. In all matters relating to the ------------------- performance of this Agreement,
PWM shall act in conformity with the Trust's Declaration of Trust, bylaws and currently effective registration statements under the 1940 Act and the 1933 Act and any amendments or supplements thereto (the "Registration Statements") and with the written policies, procedures and guidelines of the Fund, and written instructions and directions of the Trustees and Berger and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations. Berger agrees to provide to PWM copies of the Trust's Declaration of Trust, bylaws, Registration Statement, written policies, procedures and guidelines and written instructions and directions of the Trustees and Berger, and

any amendments or supplements to any of them at, or, if practicable, before the time such materials become effective.

     3. Obligations of Berger. Berger shall have the following
             --------------------- obligations under this
Agreement:

             (a)     To keep PWM continuously and fully informed
(or cause the custodian of the Fund's assets to keep PWM so informed) as to the composition of the investment portfolio of the Fund and the nature of all of the Fund's assets and liabilities from time to time;

             (b) To furnish PWM with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants and with copies of any financial statements or reports made to the Fund's shareholders or to any governmental body or securities exchange;

             (c) To furnish PWM with any further materials or information which PWM may reasonably request to enable it to perform its function under this Agreement; and

             (d)     To compensate PWM for its services in
accordance with the provisions of Section 4 hereof.

     4.      Compensation.
             ------------

             (a) Except as set forth in Section 4(b) hereof, Berger shall pay to PWM for its services under this Agreement a fee, payable in United States dollars, at an annual rate of 0.90% of the first $75,000,000 of average daily net assets of the Fund, 0.50% of the next $125,000,000 of average daily net assets of the Fund and 0.20% on any part of the average daily net assets of the Fund in excess of $200,000,000. Such fee shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

             (b) Notwithstanding any provision in Section 4(a) hereof to the contrary, in the event this Agreement continues in effect, pursuant to Section 8, for more than four years from the date first set forth above, the fee payable by Berger to PWM after such four-year period for PWM's services under this Agreement shall be at an annual rate of 0.50% of the first $200,000,000 of average daily net assets of the Fund and 0.20% of the average daily net assets of the Fund in excess of $200,000,000.

     5. Expenses and Excluded Expenses. PWM shall pay all its
             ------------------------------ own costs and
expenses incurred in rendering the services required under this Agreement.

     6.      Representations of PWM.  PWM hereby represents,
             ---------------------- warrants and covenants to
Berger as follows:

             (a) PWM: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement;
(iv) has the legal and corporate authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Berger of the occurrence of any event that would disqualify PWM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against PWM that could have a material adverse effect upon PWM's ability to fulfill its obligations under this Agreement.

             (b) PWM has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Berger with a copy of such code of ethics, together with evidence of its adoption. Within 45 days after the end of the last calendar quarter of each year that this Agreement is in effect, the president or a vice president of PWM shall certify to Berger that PWM has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of PWM's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of Berger, PWM shall permit Berger, its employees or its agents to examine the reports required to be made to PWM by Rule 17j-1(c)(1) and all other records relevant to PWM's code of ethics.

             (c) PWM has provided Berger with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission ("SEC") and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to Berger.

             (d) PWM will notify Berger of any change in the identity or control of its shareholders owning a 10% or greater interest in PWM, or any change that would constitute a change in control of PWM under the 1940 Act, prior to any such change if PWM is aware, or should be aware, of any such change, but in any event as soon as any such change becomes known to PWM.

     7. Representations of Berger. Berger hereby represents,
             ------------------------- warrants and covenants to
PWM as follows:

             (a) Berger: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from fulfilling its obligations under this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in

effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to fulfill its obligations under this Agreement; (iv) has the legal and corporate authority to enter into and perform this Agreement; and
(v) will immediately notify PWM of the occurrence of any event that would disqualify Berger from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against Berger that could have a material adverse effect upon Berger's ability to fulfill its obligations under this Agreement.

             (b) Berger has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide PWM with a copy of such code of ethics, together with evidence of its adoption.

             (c) Berger has provided PWM with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission ("SEC") and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to PWM.

             (d) Berger will notify PWM of any change in the identity or control of its shareholders owning a 10% or greater interest in Berger, or any change that would constitute a change in control of Berger under the 1940 Act, prior to any such change if Berger is aware, or should be aware, of any such change, but in any event as soon as any such change becomes known to Berger.

     8. Term. This Agreement shall become effective as of the
             ---- date first set forth above and shall continue in effect until April 30, 1998, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter for a period of three years or longer only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of the Trust, Berger or PWM, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund.
Berger shall use its best efforts consistent with the fiduciary obligations of all parties to obtain such annual approvals of this Agreement.

     9. Termination. This Agreement may be terminated at any
             ----------- time, without penalty, by the Trustees or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in any such case that 60 days' advance written notice of termination be given to PWM at its principal place of business. This Agreement may also be terminated by Berger or the Trust: (i) upon a material breach by PWM of any of the representations and warranties set forth in Section 6 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (ii) if PWM becomes unable to discharge its duties and obligations under this Agreement. This Agreement may be terminated by PWM at any time, without penalty: (i) by giving 60 days' advance written notice of termination to Berger and to the Trust, or (ii) upon a material breach by Berger of any of the

representations and warranties set forth in Section 7 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach. In addition, this Agreement shall terminate, without penalty, upon the termination of the Advisory Agreement.

     10.     Assignment.  This Agreement shall automatically
             ---------- terminate in the event of its assignment.

     11. Amendments. This Agreement may be amended by the ---------- parties only in a written instrument signed by the parties to this Agreement and only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust or Berger, PWM or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     12. Limitation on Personal Liability. NOTICE IS HEREBY -------------------------------- GIVEN that the
Trust is a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust filed in the Office of the Secretary of State of the Commonwealth of Massachusetts. The parties hereto acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

     13. Limitation of Liability of PWM. Berger will not seek
             ------------------------------ to hold PWM, and PWM
shall not be, liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this section, "PWM" shall include any affiliate of PWM performing services for the Fund contemplated hereunder and directors, officers and employees of PWM and such affiliates.

     14. Activities of PWM. The services of PWM hereunder are
             ----------------- not to be deemed to be exclusive, and PWM is free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of PWM to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or a dissimilar nature. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in PWM as directors, officers and shareholders of PWM, that directors, officers, employees and shareholders of PWM are or may become similarly interested in the Trust, and that PWM may become interested in the Trust as a shareholder or otherwise.

     15. Third Party Beneficiary. The parties expressly ----------------------- acknowledge and agree that the Trust is a third party beneficiary of this Agreement and that the Trust shall have the full right to sue upon and enforce this Agreement in accordance with its terms as if it were a signatory hereto.

     16. Notices. Any notice or other communication required to
             ------- be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

             (a)     To Berger at:

                     Berger Associates, Inc.
                     210 University Boulevard
                     Denver, Colorado  80206
                     Attention:  President
                     Phone:  (303) 329-0200
                     Fax:  (303) 394-4397

                     with a copy to:

                     Diane M. Bono, Esq.
                     Sonnenschein Nath & Rosenthal
                     4520 Main Street, 11th Floor
                     Kansas City, Missouri  64111
                     Phone:  (816) 932-4400
                     Fax:  (816) 531-7545

             (b)     To PWM at:

                     Perkins, Wolf, McDonnell & Company
                     53 W. Jackson Boulevard
                     Suite 818
                     Chicago, Illinois  60604
                     Attention:  President
                     Phone:  (312) 922-0355
                     Fax:  (312) 922-0418

                     with a copy to:

                     Leslie J. Parrette, Jr., Esq.
                     Blackwell Sanders Matheny Weary & Lombardi
L.C.
                     2300 Main Street, Suite 1100


                     Kansas City, Missouri  64108
                     Phone:  (816) 274-6800
                     Fax:  (816) 274-6914

             (c)     To the Trust at:

                     Berger Omni Investment Trust
                     210 University Boulevard
                     Suite 900
                     Denver, Colorado  80206

                     with a copy to:

                     Lester R. Woodward, Esq.
                     Davis, Graham & Stubbs LLP
                     370 Seventeenth Street, Suite 4700
                     Denver, Colorado  80202
                     Phone:  (303) 892-9400
                     Fax:  (303) 892-7400

     17. Certain Definitions. As used in this Agreement, the ------------------- terms "vote of a majority of the outstanding voting securities," "assignment," "approved at least annually," and "interested persons" shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the SEC under the 1940 Act and as may be then in effect. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, order, interpretation or other authority of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order, interpretation or other authority.

     18. Governing Law. This Agreement shall be construed in ------------- accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

     19. Miscellaneous. The headings in this Agreement are ------------- included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     20. Counterparts. This Agreement may be executed in two or
             ------------ more counterparts, each of which shall be deemed an originally, but all of which taken together shall constitute one

and the same instrument.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers designated below as of the day and year first above written.

                                                  BERGER
ASSOCIATES, INC.




By:________________________________
                                                     Gerard M.
Lavin
                                                     President


                                                  PERKINS, WOLF,
MCDONNELL & COMPANY




By:________________________________
                                                     Gregory E.
Wolf
                                                     President



                               -9-